Exhibit 99.1

Contact
-------
INVESTOR RELATIONS                                      MEDIA RELATIONS
John Calhoun, MD, MBA                                   Susan W. Specht, MBA
Director, Corporate Communications & Investor           Corporate Communications
  Relations                                              Manager
(206) 442-6744                                          (206) 442-6592

FOR IMMEDIATE RELEASE
---------------------

     ZYMOGENETICS REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS
        - Fourth quarter results enhanced by milestone payments earned -

Seattle, February 9, 2006 -- ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2005, which were better than expected due to increased fourth quarter revenue from milestone payments. For the fourth quarter of 2005, the company reported a net loss of $15.1 million, or $0.23 per share, compared to a net loss of $23.4 million, or $0.41 per share, for the prior year period. For the full year 2005, the company reported a net loss of $78.0 million, or $1.28 per share, compared to a net loss of $88.8 million, or $1.64 per share, for the prior year.

ZymoGenetics strengthened its financial position in 2005, ending the year with $366.3 million of cash, cash equivalents and short-term investments, which compares to $325.0 million as of the end of 2004. The increase resulted from the completion of a common stock offering in August 2005, which generated net proceeds of $126.4 million.

"We are delighted with the progress that we have made this year," stated Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "rhThrombin advanced towards commercialization by moving into Phase 3 clinical testing, TACI-Ig has been very well tolerated and we are generating promising data, and IL-21 is also progressing in clinical development. At the same time, we strengthened our financial position and the company is well positioned for the future."

ZymoGenetics reported 2005 revenues of $42.9 million for the full year and $15.4 million for the fourth quarter, compared to $35.7 million and $9.7 million for the prior year and quarter, respectively. Increases in revenues from option fees, license fees and milestone payments more than offset a decline in royalty revenue. Option fee revenue increased as a result of a research and development strategic alliance with Serono completed in late 2004. Increased revenues from license fees and milestone payments resulted from the Serono alliance and the license of rFactor XIII to Novo Nordisk in late 2004. Also in the fourth quarter of 2005, the company earned milestone payments from BioMimetic Therapeutics related to FDA approval of its GEM 21S(TM) product for the treatment of periodontal disease and from Novo Nordisk related to the start of clinical testing of rFactor XIII in cardiac surgery.

                                     -more-

                                              ZymoGenetics 2005 Year-End Results
                                                                          2/9/06
                                                                     Page 2 of 6

Research and development expenses in 2005 totaled $97.2 million for the full year and $26.0 million for the fourth quarter, both of which increased slightly from the $94.3 million and $25.4 million reported for the prior year and quarter, respectively. There has been substantial growth in the company's internal product development capabilities over the past year, including the hiring of experienced development personnel and the start of pilot-scale manufacturing operations. However, the increased cost of this growth was almost entirely offset by a reduction in costs for contracted services, particularly related to the manufacture of rhThrombin.

General and administrative expenses in 2005 totaled $22.8 million for the year and $5.8 million for the fourth quarter, which compares to $19.0 million and $5.9 million reported for the prior year and quarter, respectively. The primary factor contributing to these increases was increased costs of preparing for product commercialization. Specifically, costs associated with rhThrombin market research and pre-launch planning have increased.

Non-operating items shifted from net other expense in 2004 to net other income in 2005 due to higher investment income, driven primarily by higher interest rates and secondarily by higher investment balances.

2005 HIGHLIGHTS

During 2005, ZymoGenetics made the following significant advancements in its product development programs and other critical business areas:

rhThrombin
----------

o Analysis of data from Phase 2 clinical studies in four different surgical settings was completed, showing that rhThrombin appeared to be safe and well tolerated, with no increased incidence of antibody formation relative to placebo, and demonstrating the anticipated hemostatic effect. Study results were presented at relevant scientific and medical meetings throughout the year.

o An end of Phase 2 meeting was held with the FDA in June, which led to the finalization of the Phase 3 clinical protocol and the related statistical analysis plan.

o The Phase 3 pivotal clinical trial began in late October and enrollment continued thereafter at a pace consistent with plans.

TACI-Ig
-------

o The company and its collaborative partner, Serono, continued to enroll and treat patients with systemic lupus erythematosus, rheumatoid arthritis
     (RA), and multiple myeloma in Phase 1b studies, and initiated additional studies in non-Hodgkin's lymphoma (NHL) and chronic lymphocytic leukemia.

o The Phase 1b RA study was completed, data were analyzed, and preliminary results were disclosed in early January 2006 showing that TACI-Ig appeared to be safe and well tolerated, and clear biologic responses were observed, which appeared to correlate with clinical benefit.

o Results from a long-term preclinical toxicology study of TACI-Ig were presented in November, showing the expected pharmacology with no safety concerns after treatment twice weekly for 39 weeks.

o Interim results were presented in December from the first three patient cohorts in the Phase 1b multiple myeloma clinical study, showing lack of toxicity, few drug-related adverse events, and stabilization of disease in four of nine patients.

                                     -more-

                                              ZymoGenetics 2005 Year-End Results
                                                                          2/9/06
                                                                     Page 3 of 6

Interleukin-21
--------------

o Part A of a Phase 1 clinical trial, examining IL-21 as a potential treatment for metastatic melanoma and renal cell carcinoma, was completed. Data were presented in May and November, showing activation of the immune system consistent with the proposed mechanism of action, preliminary evidence of anti-tumor activity, and tolerable side effects. Additionally, a dosing regimen was established for Part B of the study.

o Part B of the Phase 1 clinical trial was initiated in July and enrollment of 12 metastatic melanoma patients and 12 renal cell carcinoma patients was completed.

o A collaborative agreement with Novo Nordisk was completed, providing the framework for data and cost sharing as well as development of a single product worldwide. Novo Nordisk has previously licensed the rights to IL-21 outside North America.

o An IND amendment was filed with the FDA in December with a proposed clinical protocol for testing IL-21 in combination with Rituxan(R) in NHL patients who have failed previous treatment with Rituxan alone.

Financial
---------

o A 7.5 million share follow-on offering of common stock was completed in August, generating net proceeds of $126.4 million.

o A milestone payment was earned upon FDA approval of GEM 21S, a product developed by BioMimetic Therapeutics, Inc. for treatment of periodontal disease. The active ingredient in GEM 21S is PDGF-BB, a protein licensed to BioMimetic Therapeutics by the company.

o Novo Nordisk began a Phase 1 study of recombinant Factor XIII in cardiac surgery, which triggered a milestone payment to the company.

Other
-----

o The company decided to advance Interleukin-29 (IL-29) into clinical development as a potential treatment for Hepatitis C infection.

o The company completed start-up of its pilot-scale protein manufacturing facility and began GMP manufacturing of IL-29 to supply clinical trials planned for 2006.

o Nicole Onetto, M.D. was hired as Senior Vice President and Chief Medical Officer.

o David H. MacCallum, an investor and former healthcare investment banker, was appointed to the company's board of directors.

OUTLOOK FOR 2006

The company has established a series of milestones for 2006, including the following:

o Complete the ongoing rhThrombin Phase 3 clinical trial, analyze data and disclose initial findings in the second half of the year;

o File with the FDA a Biologics License Application (BLA) for rhThrombin before the end of the year;

o Present the results of the Phase 1b study of TACI-Ig in rheumatoid arthritis in the first half of the year;

o Complete the ongoing Phase 1b study of TACI-Ig in systemic lupus erythematosus in the first half of the year and present results in the second half of the year;

o Initiate Phase 2 clinical testing of TACI-Ig in at least one autoimmune disease indication;

                                     -more-

                                              ZymoGenetics 2005 Year-End Results
                                                                          2/9/06
                                                                     Page 4 of 6

o Complete patient treatment in all of the ongoing Phase 1b studies of TACI-Ig in B-cell malignancies;

o Initiate a Phase 1 clinical trial in the first half of the year to test IL-21 in combination with Rituxan;

o Analyze and present results from Part B of the IL-21 Phase 1 monotherapy study in metastatic melanoma and renal cell carcinoma;

o Together with partner Novo Nordisk, initiate Phase 2 clinical testing of IL-21 as a monotherapy for the treatment of renal cell carcinoma and/or metastatic melanoma; and

o Initiate Phase 1 clinical testing of IL-29 as a treatment for Hepatitis C infection in the second half of the year.

"From a research and development perspective, our highest corporate priority in 2006 is the completion of the rhThrombin Phase 3 pivotal study to enable filing of a license application with the FDA before the end of the year," commented Douglas E. Williams, Ph.D., Executive Vice President and Chief Scientific Officer of ZymoGenetics. "However, with our broad pipeline of high-potential product candidates, there is much more to be excited about in the coming year. Advancement of both TACI-Ig and IL-21 into Phase 2 studies, and the start of IL-29 clinical testing, will make 2006 a very important year for the company's long-term success."

2006 FINANCIAL EXPECTATIONS

The company expects that a number of factors will contribute to an increased net loss in 2006. Of these factors, an increase in research and development expenses will be the most significant, driven by the advancement and expansion of the company's clinical development pipeline. More specifically, the following items will have the greatest impact on research and development expenses:

o Costs of the rhThrombin Phase 3 program, including clinical trials and manufacture of product needed to support a BLA filing;

o Manufacture of initial rhThrombin bulk drug inventory for eventual commercial sale;

o Increased clinical trial costs for TACI-Ig and IL-21 with the initiation of Phase 2 testing and expansion of IL-21 testing into combination therapy; and

o Increased staffing to support the advancing programs, particularly in the clinical, medical, quality and regulatory areas.

As a result, the company believes that its total research and development expense in 2006 will increase by 30 to 40 percent over 2005. General and administrative expense is expected to increase by 20 to 30 percent in 2006, reflecting increased costs associated with preparing for the marketing and sales of rhThrombin. These estimates do not reflect noncash stock option compensation expense to be recorded pursuant to Statement of Financial Accounting Standards No. 123R. As a result of adopting this new accounting standard on January 1, 2006, the company anticipates recording additional expense currently estimated at $19 million to $21 million, of which approximately 65 percent is expected to be allocated to research and development expense, with the remainder to general and administrative expense. Total revenues are expected to be 15 percent to 25 percent lower than those reported in 2005, primarily due to lower license fee and milestone revenue. The company estimates that its 2006 net loss will be within the range of $135 million to $150 million, or $2.03 to $2.26 per share, including noncash stock option-related expense.

                                     -more-

                                              ZymoGenetics 2005 Year-End Results
                                                                          2/9/06
                                                                     Page 5 of 6

Besides funding its net operating loss in 2006, the company expects to incur capital expenditures of approximately $6 million to $8 million. The company expects overall net usage of cash in 2006 to be within the range of $125 million to $140 million.

ABOUT ZYMOGENETICS

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the treatment of human diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                            -Financial Tables Follow-

                                     -more-

                                              ZymoGenetics 2005 Year-End Results
                                                                          2/9/06
                                                                     Page 6 of 6

                               ZYMOGENETICS, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      Three Months Ended                  Year Ended
                                                         December 31,                    December 31,
                                                 ----------------------------    ----------------------------
                                                     2005            2004            2005            2004
                                                 ------------    ------------    ------------    ------------
                                                          (unaudited)             (unaudited)
Revenues:
   Royalties                                     $      1,628    $      3,106    $      7,510    $     11,288
   Option fees                                          2,659           2,558          10,637           8,183
   License fees and milestone payments                 11,154           4,052          24,762          16,223
                                                 ------------    ------------    ------------    ------------
        Total revenues                                 15,441           9,716          42,909          35,694
Operating expenses:
   Research and development, excluding noncash
    stock-based compensation                           26,047          25,415          97,221          94,287
   General and administrative, excluding
    noncash stock-based compensation                    5,814           5,853          22,802          19,007
   Noncash stock-based compensation expense               187           1,474           2,913           9,295
                                                 ------------    ------------    ------------    ------------
        Total operating expenses                       32,048          32,742         122,936         122,589
                                                 ------------    ------------    ------------    ------------
Loss from operations                                  (16,607)        (23,026)        (80,027)        (86,895)
Other income (expense), net                             1,521            (366)          2,000          (1,861)
                                                 ------------    ------------    ------------    ------------
Net loss                                         $    (15,086)   $    (23,392)   $    (78,027)   $    (88,756)
                                                 ============    ============    ============    ============
Basic and diluted net loss per share             $      (0.23)   $      (0.41)   $      (1.28)   $      (1.64)
                                                 ============    ============    ============    ============
Weighted-average number of shares used in
 computing net loss per share                          65,709          56,932          60,928          54,157
                                                 ============    ============    ============    ============

                                 BALANCE SHEETS
                                 (in thousands)
                                                             December 31,
                                                     ---------------------------
                                                         2005           2004
                                                     ------------   ------------
                                                      (unaudited)
Cash, cash equivalents and short-term investments    $    366,311   $    324,998
Other current assets                                        8,884          9,512
Property and equipment, net                                71,803         71,960
Other assets                                                6,355          5,714
                                                     ------------   ------------
Total assets                                         $    453,353   $    412,184
                                                     ============   ============
Current liabilities                                  $     31,736   $     37,149
Lease obligations                                          66,754         66,085
Other non-current liabilities                              21,200         30,400
Shareholders' equity                                      333,663        278,550
                                                     ------------   ------------
Total liabilities and shareholders' equity           $    453,353   $    412,184
                                                     ============   ============

                                       ###